Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-172202

Prospectus Supplement No. 2
(To Prospectus dated April 8, 2011)

SNAP INTERACTIVE, INC.

6,630,000 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 supplements and amends the prospectus dated April 8, 2011, as supplemented by Prospectus Supplement No. 1 dated May 16, 2011, collectively referred to herein as the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated May 24, 2011 and filed with the Securities and Exchange Commission on May 27, 2011, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 27, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2011
SNAP INTERACTIVE, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-52176 (Commission File Number)	20-3191847 (IRS Employer Identification No.)
363 7th Avenue, 13th Floor, New York, NY 10001 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (516) 942-2030
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Snap Interactive, Inc. (the “Company”), adopted the Snap Interactive, Inc. 2011 Long-Term Incentive Plan (the “Incentive Plan”) on May 24, 2011. The Incentive Plan replaced the Snap Interactive, Inc. Equity Incentive Plan (the “Equity Plan”), which terminated in December 2010 with respect to all future equity awards thereunder.  All awards previously granted under the Equity Plan remain in full force and effect.  The Incentive Plan provides that, over a 10-year period, the Company may, but is not required to, issue up to a maximum of 7,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to awards under the Incentive Plan.

The Incentive Plan is intended to attract and retain the services of key employees, key contractors and outside directors of the Company.  The Incentive Plan provides for the granting of nonqualified stock options, shares of restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights and other awards, which may be granted singly, in combination or in tandem.  The Company believes that the Incentive Plan will provide a means through which the Company may attract able persons as employees, contractors and outside directors, increase the interest of such persons in the Company’s welfare and furnish an incentive to such persons to continue their services for the Company or its subsidiaries.

Effective Date and Authorization.  The Incentive Plan became effective on May 24, 2011, upon its adoption by the Board of Directors of the Company, and will terminate on May 24, 2021, unless sooner terminated by the Board of Directors.  No award may be made under the Incentive Plan after its expiration date but awards made prior thereto may extend beyond that date.

Share Authorization.  Subject to certain adjustments, the maximum aggregate number of shares of Common Stock that may be delivered pursuant to awards under the Incentive Plan is 7,500,000 shares of Common Stock.  Subject to certain adjustments, the maximum number of shares of Common Stock with respect to which stock options or stock appreciation rights that may be granted to any officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), during any calendar year is 2,000,000 shares of Common Stock.  In addition, to the extent that Section 162(m) of the Code applies to awards granted under the Incentive Plan and the Company intends to comply with Section 162(m) of the Code, no participant may receive, in any calendar year, performance-based awards with an aggregate value of more than $5,000,000 (based on the fair market value of the Common Stock at the time of the grant of the performance-based award). Shares of Common Stock to be issued under the Incentive Plan may be made from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise.

Administration.  The Incentive Plan is currently administered by the Board of Directors but, if so designated by the Board of Directors, could instead be administered by a committee of the Board of Directors (the “Committee”) consisting of at least one member. The Board of Directors or the Committee will determine and designate the persons to whom awards are to be made, the award period, the date of grant and such other terms, provisions, limitations and performance requirements of the awards. The Committee or the Board of Directors shall interpret the Incentive Plan, establish any rules and regulations necessary or appropriate for the administration of the Incentive Plan, establish performance goals for an award and certify the extent of their achievement, and make such other determinations or certifications and take such other action as it deems necessary or advisable for the administration of the Incentive Plan. Membership of the Committee is limited to those members of the Board of Directors that are “outside directors” under Section 162(m) of the Code and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Eligibility. Employees (including any employee who is also a director or an officer), certain contractors and outside directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed or may be expected to contribute to the successful performance of the Company are eligible to participate in the Incentive Plan; provided that no executive officer may be granted an award under the Incentive Plan unless such award is granted by an “outside director” under Section 162(m) of the Code or a “non-employee” director as defined in Rule 16b-3 under the Exchange Act.

The foregoing description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Restricted Stock Unit Awards. The form of restricted stock unit award agreement under the Incentive Plan provides that the awarded restricted stock units will vest in four equal annual installments of twenty-five percent (25%) on the first business day immediately following the date each year that the Company either files a Form 10-K or Form 10-Q, provided that the award recipient is still employed by, or providing services to, the Company on the vesting date.  Upon vesting of the restricted stock units an award recipient will be entitled to receive an equivalent number of shares of common stock.  Notwithstanding the foregoing, fifty percent (50%) of the then unvested restricted stock units will immediately vest on the date of a change in control, and the remaining fifty percent (50%) of the then unvested restricted stock units will vest on the earlier of (i) the original date the restricted stock units would have vested or (ii) equally upon the first and second anniversary of the effective date of a change in control.

The foregoing description of the form of restricted stock unit award agreement is qualified in its entirety by reference to the form of restricted stock unit award agreement, a copy of which is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Restricted Stock Awards.  The form of restricted stock award agreement under the Incentive Plan provides that fifty percent (50%) of the awarded shares of restricted stock will vest on the first anniversary of the date of grant and the remaining fifty percent (50%) of the awarded shares of restricted stock will vest on the second anniversary of the date of grant, provided that the award recipient is still employed by, or providing services to, the Company on the vesting date. Notwithstanding the foregoing, fifty percent (50%) of the then unvested shares of restricted stock will immediately vest on the date of a change in control, and the remaining fifty percent (50%) of the then unvested shares of restricted stock will vest on the earlier of (i) the original date the shares of restricted stock would have vested or (ii) the first anniversary of the effective date of the change in control.

The foregoing description of the form of restricted stock award agreement is qualified in its entirety by reference to the form of restricted stock award agreement, a copy of which is filed herewith as Exhibit 99.3 and is incorporated herein by reference.

Nonqualified Stock Options.  The form of nonqualified stock option agreement under the Incentive Plan provides that fifty percent (50%) of the stock options awarded shall vest on the first anniversary of the date of grant and the remaining fifty percent (50%) of the stock options awarded shall vest on the second anniversary of the date of grant, provided that the award recipient is still employed by, or providing services to, the Company on the vesting date.  Notwithstanding the foregoing, fifty percent (50%) of the then unvested stock options will immediately vest on the date of a change in control, and the remaining fifty percent (50%) of the then unvested stock options will vest on the earlier of (i) the original date the stock options would have vested or (ii) the first anniversary of the effective date of the change in control. The form of nonqualified stock option agreement also provides that stock options expire on the date immediately preceding the tenth anniversary of the date of grant, unless earlier terminated due to a termination of service for cause, a termination of service due to death, retirement or total and permanent disability or a termination of service for any other reason.

The foregoing description of the form of nonqualified stock option agreement is qualified in its entirety by reference to the form of nonqualified stock option agreement, a copy of which is filed herewith as Exhibit 99.4 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit
99.1
Snap Interactive, Inc. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of the Company filed May 24, 2011 by the Company with the Securities and Exchange Commission).

99.2
Form of Restricted Stock Unit Award Agreement under the 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of the Company filed May 24, 2011 by the Company with the Securities and Exchange Commission).

99.3
Form of Restricted Stock Award Agreement under the 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 of the Company filed May 24, 2011 by the Company with the Securities and Exchange Commission).

99.4
Form of Nonqualified Stock Option Agreement under the 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 of the Company filed May 24, 2011 by the Company with the Securities and Exchange Commission).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP INTERACTIVE, INC.

Date: May 27, 2011	By:	/s/ Clifford Lerner
	Name:	Clifford Lerner
	Title:	President, Chief Executive Officer, Chief Financial and Accounting Officer

EXHIBIT INDEX

Number	Description of Exhibit
99.1
Snap Interactive, Inc. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of the Company filed May 24, 2011 by the Company with the Securities and Exchange Commission).

99.2
Form of Restricted Stock Unit Award Agreement under the 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of the Company filed May 24, 2011 by the Company with the Securities and Exchange Commission).

99.3
Form of Restricted Stock Award Agreement under the 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 of the Company filed May 24, 2011 by the Company with the Securities and Exchange Commission).

99.4
Form of Nonqualified Stock Option Agreement under the 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 of the Company filed May 24, 2011 by the Company with the Securities and Exchange Commission).